As filed with the U.S. Securities and Exchange Commission on April 26, 2010

Registration No. 333-153069

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPEN JOINT STOCK COMPANY

“VIMPEL-COMMUNICATIONS”

(Exact Name of Registrant as Specified in Its Charter)

Russian Federation	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10 Ulitsa 8-Marta, Building 14 Moscow, Russian Federation	127083
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated VimpelCom 2000 Stock Option Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and Address of Agent for Service)

(212) 894-8940

(Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Jeffrey D. McGhie, Esq.

Vice President, General Counsel

10 Ulitsa 8-Marta, Building 14

Moscow, Russian Federation 127083

Tel: +7 495 725 0700

DEREGISTRATION OF UNSOLD SECURITIES

This Post Effective Amendment No. 1 to Form S-8 Registration Statement is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (File No. 333-153069), which was filed with the Securities and Exchange Commission on August 19, 2008 (the “Registration Statement”) by Open Joint Stock Company “Vimpel-Communications” (“OJSC VimpelCom”), regarding 250,000 shares of common stock, par value 0.5 kopecks per share (the “Common Stock”) of Open Joint Stock Company “Vimpel-Communications” for award under the Amended and Restated VimpelCom 2000 Stock Option Plan.

On February 9, 2010, VimpelCom Ltd., an exempted company limited by shares registered under the Companies Act 1981 of Bermuda, (“VimpelCom Ltd.”) commenced an exchange offer (the “U.S. Offer”) to acquire (i) all of the outstanding Common Stock and preferred shares of the OJSC VimpelCom (together, the “Company Shares”) held by U.S. holders, and (ii) all of the outstanding American Depositary Shares (“ADSs”) of the Company, each representing one twentieth of one common share of the OJSC VimpelCom, from all holders, wherever located. Concurrently with the U.S. Offer, VimpelCom Ltd. made an offer to all holders of Company Shares, wherever located, pursuant to a separate offer document in accordance with the voluntary tender offer rules of the Russian Federation (the “Russian Offer,” and together with the U.S. Offer, the “Offers”)

The U.S. Offer expired on April 15, 2010, and the Russian Offer expired on April 20, 2010. On April 21, 2010, VimpelCom Ltd. announced that all conditions for successful completion of the Exchange Offer had been satisfied and that it had accepted for exchange all Company Shares and ADSs tendered in the Offers. As a result, OJSC VimpelCom has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, OJSC VimpelCom hereby removes from registration all securities registered under the Registration Statement that remain unissued as of the time of completion of the Offers.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moscow, Russian Federation on this 26th day of April 2010.

OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”

By:	/s/ Alexander Torbakhov
Name:	Alexander Torbakhov
Title:	General Director

The undersigned directors and officers of VimpelCom hereby constitute and appoint Alexander Torbakhov, with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Post Effective Amendment No. 1 to Form S-8 Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith with the Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Alexey M. Reznikovich		April 26, 2010
Alexey M. Reznikovich	Chairman of the Board of Directors

/s/ Boris Nemsic		April 26, 2010
Boris Nemsic	Chief Executive Officer (principal executive officer)
/s/ Alexander Torbakhov		April 26, 2010
Alexander Torbakhov	General Director (principal executive officer)
/s/ Mikhail M. Fridman		April 26, 2010
Mikhail M. Fridman	Director

/s/ Kjell-Morten Johnsen		April 26, 2010
Kjell-Morten Johnsen	Director

/s/ Hans Peter Kohlhammer		April 26, 2010
Hans Peter Kohlhammer	Director

/s/ Jo Lunder		April 26, 2010
Jo Lunder	Director

/s/ Oleg A. Malis		April 26, 2010
Oleg A. Malis	Director

	/s/ Leonid R. Novoselsky		April 26, 2010
	Leonid R. Novoselsky	Director

	/s/ Ole Bjorn Sjulstad		April 26, 2010
	Ole Bjorn Sjulstad	Director

	/s/ Jan Edvard Thygesen		April 26, 2010
	Jan Edvard Thygesen	Director

	/s/ Elena A Shmatova		April 26, 2010
	Elena A. Shmatova	Chief Financial Officer (principal financial officer)
	/s/ Marina Polyakova		April 26, 2010
	Marina Polyakova	Head of Corporate Accounting (principal accounting officer)

Puglisi & Associates

By:	/s/ Donald J. Puglisi		April 26, 2010
	Donald J. Puglisi, Managing Director	Authorized Representative in the United States